Exhibit 99
                                 PRESS RELEASE

GREENVILLE, S.C., July 21, 2008 - GrandSouth Bancorporation (OTCBB:GRRB), the bank holding company for GrandSouth Bank, today announced that net income for the quarter ended June 30, 2008 was $626,509, or $0.18 per diluted share compared to net income of $655,207, or $0.18 per diluted share for the second quarter of 2007. For the first six months of 2008, net income equaled $1.24 million, or $0.35 per diluted share compared to $1.35 million, or $0.37 per diluted share for the same period of 2007.

Loans, net of reserves, grew to $285 million at June 30, 2008 compared to loans at December 31, 2007 of $260 million. Total assets at June 30, 2008 were $365 million compared to $345 million at December 31, 2007. Deposits totaled $301 million at quarter end versus $306 million at December 31, 2007.

Return on average shareholders equity for the first six months of 2008 was 10.53% compared to 13.48% for the same six month period of 2007. "We are pleased with our performance during the first half of 2008 given the challenging operating environment of tighter margins and overall sluggish economic activity" said Ron Earnest, President. "During the first six months of the year, our loan portfolio grew by approximately $25 million for an annualized rate of growth of over 18%," Mr. Earnest added.

Net income during the first six months of 2008 was negatively impacted by a decline in net interest margin and higher provisions to the reserve for loan and lease losses. Net interest margin for the six months ended June 30, 2008 equaled 3.87% compared to 4.26% for the six months ended June 30, 2007. Mr. Earnest stated "The decline in the net interest margin is a result of the continuation of a less than favorable rate environment faced by all financial institutions. However," continued Mr. Earnest, "GrandSouth's net interest margin compares favorably with other South Carolina banking institutions."

Total non performing assets at June 30, 2008 declined to .50% of average assets from .88% of average assets at December 31, 2007 and 1.22% of average assets at June 30, 2007. Non performing loans represent .48% total loans at June 30, 2008 compared to .43% at December 31, 2007 and 1.39% of total loans at June 30, 2007. The reserve for loan and lease losses was 1.13% of total loans, or $3.25 million at June 30, 2008 compared to 1.12% or $2.95 million at December 31, 2007 and 1.06% or $2.69 million at June 30, 2007. Provision expense was .26% of average loans through the first six months of 2008 compared to.18% of average loans for the same period of 2007.

GrandSouth Bancorporation is a public company trading in the over-the-counter market under the symbol GRRB.OB with three offices located at 381 Halton Road, Greenville, S.C. and 325 South Main Street, Fountain Inn, S.C. and 1601 North Fant Street, Anderson, S.C.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.

Contact: Ronald K. Earnest, President (864) 770 - 1000

GRANDSOUTH BANCORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share data)

                                                                                                 At June 30,         At December 31,
                                                                                                    2008                 2007 (1)
                                                                                                 (Unaudited)            (Audited)
                                                                                                 -----------            ---------
ASSETS
Cash and Due From Banks ..........................................................                 $ 10,647             $  4,585
Investment Securities ............................................................                   55,771               64,752
Loans, net .......................................................................                  284,632              259,786
Other Assets .....................................................................                   14,249               16,001
                                                                                                   --------             --------

Total Assets .....................................................................                 $365,299             $345,124
                                                                                                   ========             ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits .....................................................                 $ 17,511             $ 15,037
Interest bearing deposits ........................................................                  283,531              290,602
                                                                                                   --------             --------
            Total deposits .......................................................                  301,042              305,639

Borrowings .......................................................................                   37,286               13,247
Other liabilities ................................................................                    3,652                3,771
                                                                                                   --------             --------
            Total liabilities ....................................................                  341,980              322,657

Shareholders' equity .............................................................                   23,319               22,467
                                                                                                   --------             --------

Total liabilities and shareholders' equity .......................................                 $365,299             $345,124
                                                                                                   ========             ========

GRANDSOUTH BANCORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

                                                                                        Three Months              Six months Ended
                                                                                       Ended June 30,              Ended June 30,
                                                                                       --------------              --------------
                                                                                     2008          2007         2008           2007
                                                                                     ----          ----         ----           ----


Total interest income ......................................................       $ 6,272       $ 6,636       $12,863       $12,978

Total interest expense .....................................................         3,006         3,450         6,361         6,667
                                                                                   -------       -------       -------       -------
            Net interest income ............................................         3,266         3,186         6,502         6,311

Provision for possible loan losses .........................................           460           170           715           425
                                                                                   -------       -------       -------       -------

            Net interest income after provision for possible
                 loan losses ...............................................         2,806         3,016         5,787         5,886

Total noninterest income ...................................................           192           180           378           333

Total noninterest expense ..................................................         2,022         2,169         4,237         4,104
                                                                                   -------       -------       -------       -------

            Income before taxes ............................................           976         1,027         1,928         2,115

Income tax expense .........................................................           349           372           689           762
                                                                                   -------       -------       -------       -------

            Net Income .....................................................       $   627       $   655       $ 1,239       $ 1,353
                                                                                   =======       =======       =======       =======


NET INCOME PER COMMON SHARE, BASIC .........................................       $  0.19       $  0.19       $  0.37       $  0.40
                                                                                   =======       =======       =======       =======

NET INCOME PER COMMON SHARE, DILUTED .......................................       $  0.18       $  0.18       $  0.35       $  0.37
                                                                                   =======       =======       =======       =======

(1) The year-end condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles.

Dear Shareholder:

The Dutch author, philosopher and scholar Desiderius Erasmus is quoted as stating, "In the land of the blind, the one-eyed man is king." We have been using this quote more often than we would like lately. However, we believe our performance does stack up quite well in comparison to our peer financial institutions. The enclosed financial statement and earnings release will provide you with information on our performance through the first six months of 2008. Net income for the six months ended June 30, 2008 is being reported at $1.24 million or $0.35 per diluted share compared to $1.35 million or $0.37 per diluted share for the same period of 2007. For the second quarter ended June 30, 2008, the company produced net income of $626,509 or $0.18 per diluted share compared to $655,207 or $0.18 per diluted share for the period ending June 30, 2007.

Earnings for the first half of 2008 were negatively impacted by the rapid decline in short term interest rates resulting in a compression of the net interest margin. For the first six months of 2008, net interest margin equaled 3.87% compared to 4.26% for the first six months of 2007. Margin has now stabilized as deposit liabilities have re-priced. Credit quality has improved over the period with non performing assets declining from 1.22% of average assets at June 30, 2007 to .50% of average assets at June 30, 2008.

Total assets equaled $365 million at June 30, 2008 compared to $345 million at December 31, 2007. Loans, net of reserves, grew to $285 million at June 30, 2008 from $260 million at December 31, 2007, an annualized rate of growth exceeding 18%. Deposits declined over the period from $306 million at December 31, 2007 to $301 million at June 30, 2008.

As we have said in previous letters to our shareholders, many community banks such as GrandSouth, did not participate in the sub prime segment of the consumer finance market and therefore have not experienced the credit losses associated with this sector. Although the business environment for the financial services industry will be, nonetheless, challenging for the remainder of 2008 and likely into 2009, we believe we have the right mix of talented bankers to manage through the difficulties and take advantage of opportunities for profitable growth.

We appreciate your continued support as shareholders and customers.


Sincerely,